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                                                                    EXHIBIT 99.2

                    CABOT OIL & GAS CHAIRMAN & CEO TO RETIRE
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                  DAN O. DINGES TO ASSUME CHIEF EXECUTIVE POST


     HOUSTON, February 19, 2002 - Cabot Oil & Gas Corporation (NYSE: COG) today announced that Ray Seegmiller will retire from his posts as Chairman of the Board and Chief Executive Officer effective on May 2, 2002, at the conclusion of the Company's Annual Meeting of Shareholders. Seegmiller, age 66, whose term as director expires at the Annual Meeting, will not stand for re-election to the Company's Board of Directors.

     "When I joined Cabot in 1995, my original goal was to work a few years assisting management to develop a strategic vision for the Company," said Seegmiller. "I did not realize that my tenure would evolve into an exciting seven year ride that would include transforming the Company from a low-risk operation to a more balanced exploration and production company, with a strong emphasis on exploration."

     Dan O. Dinges, age 48, will succeed Seegmiller as Chairman of the Board, Chief Executive Officer and President on May 2, 2002. Dinges joined the Company last September as President and Chief Operating Officer after a successful 20-year career at Noble Affiliates. Dinges is a graduate of The University of Texas with a degree in Petroleum Land Management.

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CABOT OIL & GAS/2

     Commenting on these events, the Board of Directors stated, "We are all grateful to Ray for everything he has done for Cabot, especially his leadership in strengthening the Company over these last few years. Ray also assembled an excellent management team that, under Dan's leadership, can continue the transformation to an increasingly exploration oriented Company."

     Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's Internet homepage at www.cabotog.com.

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The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.